Exhibit 3.2

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E-Filed $ 25.00	Colorado Secretary of State Date and Time: 12/02/2011 10:37 AM ID Number: 20091335429 Document number: 20111666388 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20091335429

1. Enity name:	Liquid Spins, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Babiarz David J.
(Last) (First) (Middle) (Suffix)
1700 Broadway
(Street name and number or Post Office information)
Suite 2100
Denver CO 80290
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LIQUID SPINS, INC.

ESTABLISHING A SERIES OF PREFERRED STOCK
TO BE DESIGNATED AS THE
SERIES A CONVERTIBLE PREFERRED STOCK

[Pursuant to Section 7-106-102 of the
Colorado Business Corporation Act]

Liquid Spins, Inc., a Colorado corporation, having its principal office at 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (hereinafter referred to as the “Corporation”) herby certifies to the Secretary of State of Colorado that:

FIRST:                  The Corporation desires to amend its Articles of Incorporation, as amended (the “Articles of Incorporation”) in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.

SECOND:            The following amendment was duly adopted by the Board of Directors (“Board”) of the Corporation on November 21, 2011 in order to create a new series of preferred stock pursuant to the authority granted to the Board by the Articles of Incorporation:

1.           Designation and Number.  The designation of such series of Preferred Stock shall be the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,125,000.

2.           Rank.  The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank senior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”) and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities now or hereafter authorized collectively referred to herein as “Junior Stock”).

3.           Dividends.

(a)           Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of the funds of the Corporation at the time legally available therefore, dividends at the annual rate of 8% (equal to $0.064 per share annually), payable quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2012, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend will be payable on the next business day that is not a Saturday, Sunday, or legal holiday.  Dividends shall be paid in cash, in legally available funds.

(b)           Dividends on the outstanding shares of the Series A Preferred Stock will begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board) from the date of the first issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, which shall not be less than ten (10) nor more than sixty (60) days preceding the payment date, as are fixed by the Board.  In any case where the date fixed for any dividend or other payment with respect to the Series A Preferred Stock shall not be a Business Day, as defined below, then such payments need not be made on such date but may be made on the next succeeding Business Day (the “Dividend Payment Date”) with the same force and effect as if made on the date fixed therefore, without interest.  The term “Business Day” shall mean any day except a Saturday, Sunday, or day on which banking institutions are authorized or required by law to close in the State of Colorado.

(c)          The amount of dividend payable per share of the Series A Preferred Stock for each quarterly dividend payment will be computed by dividing the annual dividend amount by four (4).  The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360 day year.

(d)           No dividends or Distribution (as defined below) may be declared, paid or set apart for payment on the Junior Stock unless all dividends have been paid on the Series A Preferred Stock.  “Distribution” in this paragraph means the transfer of cash or property to the shareholders of the Corporation without consideration, whether by way of dividend or otherwise.  After the preferential dividend is paid on the Series A Preferred Stock, the holders of the Series A Preferred Stock will share pari passu on an as-converted basis in any dividends declared on the Common Stock as if the Series A Preferred Stock had been converted into Common Stock in accordance with the provisions of Section 4 hereof.

(e)           Dividends in arrears with respect to the outstanding shares of Series A Preferred Stock may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to holders of record as they appear on the stock books of the Corporation at the close of business on such record date as the Board may establish with respect to the payment of such payment in arrears.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series A Preferred Stock.  Whenever all accrued dividends are not paid in full on the Series A Preferred Stock, all dividends paid with respect to the Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.

4.           Conversion.

(a)           Subject to and upon compliance with the provisions of this Section 4, the holder of any shares of Series A Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock of the Corporation at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms and conditions hereinafter set forth.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.  Any voluntary conversion shall be effected by the holder by executing the form of conversion attached to the certificate representing such shares of Series A Preferred Stock, and by surrendering the certificate to the office of the Corporation or any transfer agent appointed for the Series A Preferred Stock.  The conversion shall be effective at 5 o’clock pm Mountain Time on the date that the certificate is surrendered for conversion, or if such date is not a Business Day, then on the next succeeding Business Day.

(b)           Each share of Series A Preferred Stock shall be automatically converted into shares of the Corporation’s Common Stock upon the earliest to occur of the following events: (i) the Corporation receiving an effective date for a registration statement filed with the Securities and Exchange Commission registering the conversion of the Series A Preferred Stock into the underlying shares of Common Stock; (ii) one year from the date of closing of the sale of the Series A Preferred Stock; (iii) the last sales price of the Common Stock on a national securities exchange, the OTC Bulletin Board or an equivalent market shall be at least $1.00 per share for 20 consecutive trading days; (iv) the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of assets of the Corporation; (v) the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations which results in the issuance of more than 50% of the Common Stock outstanding immediately prior to such transaction; or (vi)  the issuance of shares of capital stock representing more than 50% of the number of shares of Common Stock outstanding immediately before such transaction in one or a series of related transactions (any of such events, an “Automatic Conversion”).  Delivery of certificate(s) shall not be necessary to effect an Automatic Conversion, but such conversion shall be immediately effective following delivery of written notice by the Corporation of the event giving rise to the Automatic Conversion.  Upon receipt of such notice, holders of the Series A Preferred Stock may surrender their certificates and request the issuance of one or more certificates for the Common Stock.  Following delivery of notice of the Automatic Conversion, certificates for the Series A Preferred Stock that are not surrendered shall be deemed cancelled and of no further force or effect.

(c)           Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing:  (i) the sum of (A) $0.80 plus (B) any dividends on such share of Series A Preferred Stock which such holder is entitled to receive, but has not yet received; by (ii) the Conversion Price in effect on the Conversion Date.  The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $0.40.  The Conversion Price shall be subject to adjustment in certain events, including the issuance of a stock dividend on the Common Stock, subdivisions or combination of the Common Stock, and the issuance to all holders of Common Stock of certain rights or warrants, each as set forth in more detail below.  No adjustment in the Conversion Price will be required to be made until cumulative adjustments aggregate 5% or more of the Conversion Price as last adjusted; provided, however, that any adjustment not made shall be carried forward.

(d)           In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split, or subdivision, if no record date is fixed), the Conversion Price shall be appropriately decreased to an amount equal to the Conversion Price in effect on the record date (or the date of such dividend, distribution, split, or subdivision) times a fraction, the numerator of which shall be the number of shares outstanding before the dividend, subdivision, distribution, or split, and the denominator of which shall be the number of shares outstanding or to be outstanding after the dividend, subdivision, distribution or split.

(e)           If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination), the Conversion Price shall be appropriately increased to an amount equal to the Conversion Price in effect on the record date (or the date of such combination) times a fraction, the numerator of which shall  be the  number of shares outstanding before the combination, and the denominator of which shall be the number of shares outstanding after the combination.

(f)           In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options, or rights not otherwise referred to herein, then, in each such case for the purpose of this subsection, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common  Stock of the Corporation entitled to receive such distribution.

(g)           In the case of any consolidation or any merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), the corporation resulting from such consolidation or surviving such merger shall make suitable provision so that the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock, other securities, or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such consolidation or merger.   The provisions of this subparagraph shall apply to successive consolidations and mergers.

(h)           In the case of a recapitalization of the Corporation affecting its outstanding shares of Common Stock, or reclassification (other than change in par value), the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock, other securities, or property receivable upon such recapitalization or reclassification by a holder of the number of shares of Common Stock into which such stock might have been converted immediately prior to such recapitalization or reclassification.

(i)           Whenever the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion shall be adjusted as provided in this Section 4, the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation’s records.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of this Section 4.

(j)           The holder of any shares of Series A Preferred Stock may exercise the conversion right by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted.  Conversion shall have been deemed to have been effected on the date when delivery of notice of an election to convert and certificates for the shares is made (the “Conversion Date”).  As promptly as practicable thereafter, the Corporation or the transfer agent, as the case may be, shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.  Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(k)           No fractional shares of Common Stock or scrip shall be issued upon any conversion of shares of Series A Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall round out to the nearest whole shares of Common Stock.

(l)           The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(m)         All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

5.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Common Stock or any other Junior Stock, an amount equal to $0.80 per share, plus an amount equal to all accumulated and unpaid dividends on such shares of the Series A Preferred Stock to and including the date of such liquidation, dissolution, or winding up (the “Liquidation Preference”).  Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.  If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amount (including accumulated and unpaid dividends) to which they are entitled.  After the Liquidation Preference has been met in aggregate through one or more payments to holders of all of the Series A Preferred Stock outstanding, the shares of Series A Preferred Stock shall share on a pro rata basis, along with holders of the Common Stock of the Corporation, any remaining cash or other assets available for distribution as if the Series A Preferred Stock had been converted into Common Stock.

6.           Voting.

(a)         Except as otherwise set forth herein or as required by law, holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock on all matters submitted to the shareholders for approval as if the Series A Preferred Stock had been converted into Common Stock.

(b)         So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a two-thirds majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class: (i) amend, alter, or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely effect the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Preferred Stock; (ii) authorize, create, issue, or increase the authorized number of shares of any additional class or series of stock, or any security convertible into stock of such class or series, ranking on a parity with or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution, or winding up of the Corporation, or which possess rights which may allow for voting separately as one class with the Series A Preferred Stock; or (iii) effect any reclassification of the Series A Preferred Stock.

(c)         In connection with any matter on which the holders of the Series A Preferred Stock are entitled to vote as a class, each holder of the Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.

7.           Consideration for Series A Preferred Stock.  The purchase price for the Series A Preferred Stock shall be $0.80 per share payable in cash upon purchase.  When the Corporation receives the consideration, the shares issued therefore shall be fully paid and non-assessable.

8.           Redemption.   The Series A Preferred Stock is not redeemable.